Exhibit 4.2
SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 13th day of November, 2024, by and among Rivian Automotive, Inc., a Delaware corporation (the “Company”), each holder of Class A Common Stock (as defined below) listed on Schedule A (together with any subsequent investors, or transferees or assignees, who become parties hereto as “Investors” pursuant to Subsection 5.1 below, the “Investors”), and those certain securityholders of the Company listed on Schedule B (together with any subsequent securityholders, or transferees or assignees, who become parties hereto as “Key Holders” pursuant to Subsection 5.1 below, the “Key Holders,” and collectively with the Investors, the “Stockholders”).
RECITALS
WHEREAS, as of the date hereof, certain of the Investors (such Investors, the “Existing Investors”) hold shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), are parties to the Fifth Amended and Restated Investors’ Rights Agreement dated as of January 19, 2021 by and among the Company and such Existing Investors (the “Prior Agreement”), pursuant to which, among other provisions, the Company granted to the Existing Investors registration rights;
WHEREAS, as of the date hereof, the Key Holders are holders of shares of Common Stock (as hereinafter defined) and/or Derivative Securities (as hereinafter defined);
WHEREAS, the Existing Investors and Key Holders executing this Agreement on the date hereof are holders of at least a majority of the Registrable Securities (as defined in the Prior Agreement) of the Company held by all of the Stockholders (on an as-converted to Class A Common Stock basis), and constitute the requisite Existing Investors and Key Holders necessary to amend and restate the Prior Agreement in its entirety in accordance with its terms; and
WHEREAS, the parties hereby agree that this Agreement shall govern the rights of the Stockholders to cause the Company to register shares of Class A Common Stock issued or issuable to them, and certain other matters as set forth in this Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.Definitions.
For purposes of this Agreement:
1.1.“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund, registered investment company or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, the term “control” when used with respect to any Person shall mean the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
1.2.“Amazon” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.
1.3.“Board of Directors” means the board of directors of the Company.
1.4.“Class B Common Stock” means shares of the Company’s Class B common stock, par value $0.001 per share.

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1.5.“Common Stock” means the Class A Common Stock and the Class B Common Stock.
1.6.“Company Group” means, taken as a whole, (i) the Company, (ii) the direct and indirect subsidiaries of the Company, and (iii) any other subsidiaries of the Company that may be formed or acquired during the term of this Agreement whose accounts are consolidated with the accounts of the Company.
1.7.“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.8.“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Class A Common Stock, including options and warrants.
1.9.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
1.10.“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or any other member of the Company Group pursuant to a stock option, stock purchase, equity incentive or similar plan, (ii) a registration relating to an SEC Rule 145 transaction, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Class A Common Stock being registered is Class A Common Stock issuable upon conversion of debt securities that are also being registered.
1.11.“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.12.“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.13.“Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.14.“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or other natural person covered under the applicable domestic relations statute of any jurisdiction, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.
1.15.“Initiating Holders” means, collectively, Holders who properly initiate a registration request or deliver a Takedown Notice (as defined below) under this Agreement.
1.16.“Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders; (ii) the shares of Common Stock issuable upon the conversion or exercise of any Derivative Security beneficially held by the Key Holders; and (iii) the shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of any of the shares of Common Stock set forth in the foregoing clauses (i) and (ii). For the avoidance of doubt, while shares of Class B Common Stock may constitute Key Holder Registrable Securities, under no circumstances shall the Company be obligated to register shares of Class B Common Stock, and only shares of Class A Common Stock issuable upon the conversion of Class B Common Stock will be registered.
1.17.“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.18.“Registrable Securities” means (i) the shares of Common Stock held by the Investors; (ii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1 (and any other applicable Section or Subsection with respect to registrations under Subsection 2.1) and 5.6; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 5.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.11 of this Agreement. For the avoidance of doubt, while shares of Class B Common Stock may constitute Registrable Securities, under no circumstances shall the Company be obligated to register shares of Class B Common Stock, and only shares of Class A Common Stock issuable upon the conversion of Class B Common Stock will be registered.
1.19.“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Class A Common Stock issuable (directly or indirectly) under Derivative Securities that are Registrable Securities.
1.20.“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.
1.21.“SEC” means the Securities and Exchange Commission.
1.22.“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.23.“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
1.24.“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.25.“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel (as hereinafter defined) borne and paid by the Company as provided in Subsection 2.6.
1.26.“VW Agreement” means the convertible promissory note purchase agreement, dated as of June 25, 2024, by and between the Company and VW (as hereinafter defined).
1.27.“VW Registrable Shares” means any Registrable Shares (as that term is defined in the VW Agreement) held by VW.
1.28.“VW Registration” means any registration of VW Registrable Shares effected by the Company pursuant to its obligations under the VW Agreement or any agreement entered into from time to time between the Company and VW providing for the registration of VW Registrable Shares.
1.29.“VW” means Volkswagen International America Inc., a Delaware corporation.
1.Registration Rights.

The Company covenants and agrees as follows:
1.1.Demand Registration.
(a)Form S-1 Demand. If the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement having an aggregate offering price to the public of not less than one hundred million dollars ($100,000,000), net of Selling Expenses, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders (including Key Holders) other than the Initiating Holders; and (y) as soon as practicable, file and use its commercially reasonable efforts to effect a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(b)Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least twenty-five million dollars ($25,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders (including Key Holders) other than the Initiating Holders; and (ii) as soon as practicable after the date such request is given by the Initiating Holders, file and use its commercially reasonable efforts to effect a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.
(c)Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.
(d)Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) in the following circumstances: (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) in the following circumstances: (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one (1) demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).
1.2. Company Registration.
If the Company proposes to register (including, for this purpose, a registration or an offering involving an underwriting of shares effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. For the avoidance of doubt, upon receipt of such notice, an Initiating Holder may give a Demand Notice pursuant to the terms of Subsection 2.1 or a Takedown Notice pursuant to the terms of Subsection 2.4. Upon either the request of each Holder given within twenty (20) days after such notice is given by the Company or the receipt of a Demand Notice or Takedown Notice, the Company shall, subject to the provisions of Subsection 2.3, (i) use commercially reasonable efforts to cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration; or (ii) respond to the Demand Notice or Takedown Notice pursuant to its obligations hereunder. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6. To the extent that an Initiating Holder makes any Demand Notice or Takedown Notice in response to a notice given under this Subsection 2.2 pursuant to a registration or offering effected for stockholders other than the Holders, the Company shall comply with their obligations under the Demand Notice concurrently with such other registration or offering within the earlier of the timing requirements as described under Subsection 2.1 and by such date that the Company is obligated to effect a registration or commence an offering on behalf of stockholders other than the Holders.
1.3. Underwriting Requirements.
(a)If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting and each such underwriting agreement shall contain such representations and warranties by such Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions on the part of selling shareholders. Notwithstanding any other provision of this Subsection 2.3(a), if the managing underwriter(s) advise(s) the Company and the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, except for as provided by Subsection 2.10, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one thousand (1,000) shares.

(b)In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall (i) be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders; and (ii) to the extent the offering is pursuant to a VW Registration, only be included to the extent that the inclusion of such Registrable Securities will not reduce the number of VW Registrable Shares that are included (the “VW Priority Cutback”); provided that the VW Priority Cutback pursuant to this clause (ii) shall no longer apply upon the earlier of (A) nine (9) months from the date hereof and (B) if and when VW obtains customary piggyback registration rights to participate in any other holders’ (including Amazon’s) demand to effect a registration statement or offering (the “VW Piggyback Rights”); provided, further, that the Company shall use its reasonable best efforts to facilitate an agreement with VW with respect to the provision of such VW Piggyback Rights and the termination of the VW Priority Cutback. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one thousand (1,000) shares. Notwithstanding the foregoing, (1) in no event, shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company or, in the case of an offering pursuant to either (a) a registration effected by the Company for stockholders other than the Holders, such stockholders’ securities, which securities shall be reduced pursuant to the terms of any agreement the Company may have with those stockholders and in proportion to the number of registrable securities owned by such stockholders and the Holders, or (b) a VW Registration, VW Registrable Securities as set forth in clause (ii) above) are first entirely excluded from the offering, or (ii) pursuant to an offering in which the only securities to be included are securities to be sold by the Company and Registrable Securities, the number of Registrable Securities included in the offering shall not be reduced below twenty percent (20%) of the total number of securities included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
(c)For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.
1.4. Obligations of the Company.
Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the selling Holders refrain, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to two hundred forty-five (245) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the selling Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)promptly make available for inspection by the selling Holders, any managing underwriters(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter(s) or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such selling Holder, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
Furthermore, until the earlier to occur of: (a) the Holders ceasing to have rights under this Agreement to request registration or inclusion of Registrable Securities pursuant to Subsections 2.1 or 2.2; and (b) the termination of the

VW Priority Cutback, the Company shall use its reasonable best efforts to (i) maintain an effective shelf registration statement on Form S-3ASR or (ii) if the Company is not then eligible to use Form S-3ASR, provide notice in the same manner as they would be required to do for any Demand Notice as described in Subsection 2.1 to each of the Holders (“Shelf Registration Notice”) and file and maintain an effective shelf registration statement on Form S-3, registering any of the outstanding Registrable Securities as specified by notice given by each Holder to the Company within ten (10) days of the date the Shelf Registration Notice is given and name each of the requesting Holders therein (any such registration statement pursuant to clause (i) or (ii), a “Shelf Registration Statement”). Initiating Holders may at any time upon written notice to the Company (a “Takedown Notice”) elect that an offering of Registrable Securities pursuant to the Shelf Registration Statement be in the form of an underwritten offering pursuant to the same terms, conditions and limitations as would be required in a demand offering as described in Subsection 2.1 of this Agreement. Upon receipt of any Takedown Notice, the Company shall follow the same procedures they are obligated to follow as for any Demand Notice as described in Subsection 2.1 to effect the takedown offering, including making any amendment or supplement to the Shelf Registration Statement or the related prospectus as required.
1.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
1.6. Expenses of Registration.
All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed fifty thousand dollars ($50,000), of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
1.7.Delay of Registration.
No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
1.8.Indemnification.
If any Registrable Securities are included in a registration statement under this Section 2:
(a)To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder, each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, and any investment advisor for each such Holder that is a registered investment company or other investment fund, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
(b)To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other selling Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the applicable selling Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any selling Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such selling Holder (net of any Selling Expenses paid by such selling Holder), except in the case of actual fraud or willful misconduct by such selling Holder.
(c)Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the applicable parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8 solely to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.
(d)To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no selling Holder will be required to contribute any amount in excess of the aggregate public offering price of all such Registrable Securities offered and sold by such selling Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a selling Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such selling Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such selling Holder (net of any Selling Expenses paid by such selling Holder), except in the case of willful misconduct or actual fraud by such selling Holder.
(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)The Persons entitled to indemnification under this Subsection 2.8 are intended third-party beneficiaries of this Subsection 2.8 and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto.
(g)Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
1.9.Reports Under Exchange Act.
With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;
(b)use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
1.10.Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration under Subsections 2.1 or 2.2 unless, under the terms of such agreement, pursuant to any underwritten offering, if the managing underwriter(s) require any limitation on the number of shares to be underwritten, then the number of registrable securities that may be included in the underwriting shall be allocated among the holders of registrable securities, in proportion (as nearly as practicable) to the number of registrable securities owned by each holder or in such other proportion as shall mutually be agreed to by all such selling holders or (ii) grant any demand, piggyback, or shelf registration rights the terms of which conflict with the rights granted to the Holders hereunder; provided, however, the terms of this Subsection 2.10 shall not apply to any rights related to VW Registration that (A) currently exist or, (B) any new registration rights granted to VW or any wholly-owned subsidiary of Volkswagen AG that are substantially similar to the existing VW Registration rights; provided that, clause (B) shall terminate on the earlier of (i) nine (9) months from the date hereof, and (ii) if and when VW obtains VW Piggyback Rights.
1.11.Termination of Registration Rights.
The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:
(a)such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and
(b)November 13, 2031.
2.Confidentiality.
Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or any other confidential information received by a Stockholder in the stockholder’s capacity as a stockholder of the Company (including through a member of the Board of Directors or an observer thereto) (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3 by such Stockholder), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Registrable Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 3, (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and that such Person is bound by a written agreement to maintain the confidentiality of such information in accordance with confidentiality obligations at least as restrictive as those set forth in this Section 3, or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, this Section 3 shall not apply to Amazon so long as the Amended and Restated Mutual Nondisclosure Agreement effective as of February 15, 2019 between Amazon.com, Inc., a Delaware corporation, and the Company (as may be amended, supplemented, restated, superseded and replaced, the “Amazon MNDA”) is in effect. The terms of the Amazon MNDA will govern the treatment of any confidential information obtained by Amazon or any of its Affiliates from the Company pursuant to the terms of this Agreement or any other confidential information received thereby in Amazon’s capacity as a stockholder of the Company (including through a member of the Board of Directors or an observer thereto). The parties hereto understand and agree if the Amazon MNDA terminates in accordance with its terms, the term of the Amazon MNDA shall be deemed to be extended and the Amazon MNDA shall remain applicable for so long as Amazon or any of its Affiliates remains a Stockholder, and for a period of three (3) years thereafter.
3.Additional Covenants.
3.1.Successor Indemnification.
If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.
3.2.Indemnification Matters.
The Company hereby acknowledges that one or more members of its Board of Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to each of the directors are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by any director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any director to the extent legally permitted and as required by the Restated Certificate or the Company’s Bylaws (or any agreement between the Company and such director), without regard to any rights such director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company. The directors and the Investor Indemnitors are intended third-party beneficiaries of this Subsection 4.2 and each of them shall have the right, power and authority to enforce the provisions of this Subsection 4.2 as though they were a party to this Agreement.
4.Miscellaneous.
4.1.Successors and Assigns.
Subject to the restrictions on transfer (which shall also apply to assignment of rights under this Agreement) otherwise set forth in this Agreement, the rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that: (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least nine million five hundred thousand (9,500,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) or, if less, all of the Registrable Securities held by such Holder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
4.2.Governing Law.
This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
4.3.Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.4.Interpretation; Certain Definitions.
When a reference is made in this Agreement to an Article, Section, Subsection or Schedule, such reference shall be to an Article, Section or Subsection of, or a Schedule to, this Agreement, unless otherwise indicated. The Schedules attached hereto form a part of this Agreement and are incorporated herein by reference for all purposes. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person or a party hereto are also to its successors and permitted assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
4.5.Notices.
(a)All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications to Amazon shall be sent to Amazon in writing by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery, in each case with a copy by email if an email address has been provided (correspondence by email does not constitute notice). All communications to parties other than to Amazon or the Company shall be sent to the respective parties at the applicable email address or address as set forth on Schedule A or Schedule B (as applicable) hereto, or to such email address or address as subsequently modified by written notice given in accordance with this Subsection 5.5. If notice is given to the Company, it shall be sent to Rivian Automotive, Inc., [xxx], and a copy (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, [xxx]; and if notice is given to an Investor or a Key Holder, a copy (which shall not constitute notice) shall also be given to counsel for such Investor or Key Holder at such email address or address as is set forth on Schedule A or Schedule B, respectively, attached hereto, as the same may be subsequently modified by written notice in accordance with this Subsection 5.5.
(b)Consent to Electronic Notice. Each Stockholder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) (i) in the case of any Stockholder other than Amazon, at the electronic mail address set forth below such Stockholder’s name on the applicable Schedule hereto, as updated from time to time by notice to the Company, or as on the books of the Company, and (ii) in the case of Amazon, as set forth in Subsection 5.5(a). Each Stockholder agrees to promptly notify the Company of any change in such Stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
4.6.Amendments and Waivers.
Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.
Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Stockholder if such amendment, modification, termination or waiver (based solely on a facial reading thereof) materially and adversely affects the obligations or rights of such Stockholder in a manner different and disproportionate from those of the other Stockholders.
Further, this Agreement may not be amended, modified or terminated, and no provision hereof may be waived, in each case, if such amendment, modification, termination or waiver (based solely on a facial reading thereof) materially and adversely affects the obligations or rights of the Key Holders in a manner different and disproportionate from those of the Investors, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. Notwithstanding the foregoing, each of Schedule A and Schedule B hereto may be amended by the Company from time to time, without the consent of any Investor or Key Holder, in order to reflect changes in the Investor or Key Holder information set forth thereon (including adding or removing Investors or Key Holders) occurring due to (A) permitted transfers or permitted assignments made in compliance with this Agreement and (B) changes in the name or notice information of an Investor or Key Holder of which the Company has been notified in writing by such Investor or Key Holder. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 5.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
The last three sentences of Section 3 and this clause of this Subsection 5.6 shall not be amended, modified, or terminated and the terms thereof shall not be waived (either generally or in a particular instance, and either retroactively or prospectively), without the prior written consent of Amazon.
4.7.Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
4.8.Aggregation of Stock.
All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.
4.9.Entire Agreement.
This Agreement (including the Schedules hereto), the Amazon MNDA (solely with respect to Amazon) and the Restated Certificate, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. The Existing Investors and Key Holders expressly acknowledge and agree that (a) they collectively hold at least a majority of the Registrable Securities of the Company as of the date hereof, (b) the Existing Investors and Key Holders executing this Agreement on the date hereof constitute the requisite Existing Investors and Key Holders necessary to amend and restate the Prior Agreement in its entirety in accordance with its terms and (c) this Agreement supersedes and replaces in its entirety the Prior Agreement and no party thereto has any further rights or obligations under the Prior Agreement.
4.10.Dispute Resolution.
(a)The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction and venue of the state and federal courts located in Wilmington, Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state and federal courts located in Wilmington, Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(b)WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(c)Each party will bear its own costs in respect of any disputes arising under this Agreement.
(d)Each of the parties hereto agrees that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that in addition to any other remedy available at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Wilmington, Delaware, upon a showing of evidence of a breach or threatened breach of the terms of this Agreement sufficient to the applicable court to support the granting of such remedy.

4.11.Delays or Omissions.
No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

RIVIAN AUTOMOTIVE, INC.

By:	/s/ Robert J. Scaringe
Name:	Robert J. Scaringe
Title:	Chief Executive Officer

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ Carlo Bertucci
Name:	Carlo Bertucci
Title:	Authorized Signatory

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:

By:	/s/ Robert J. Scaringe
Name: Robert J. Scaringe

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:

GLOBAL ORYX COMPANY LIMITED

By:	/s/ Sidhesh Kaul
Name: Sidhesh Kaul
Title: Authorized Signatory

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:
By:	/s/ Sandy Schwartz
Name: Sandy Schwartz

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:
By:	/s/ Karen Boone
Name: Karen Boone

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDER:
By:	/s/ Peter Krawiec
Name: Peter Krawiec

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
Investors

Investor	Residence / Principal Place of Business	Notice Address (Including information for counsel to the Investor)
Amazon.com NV Investment Holdings LLC	[xxx]	[xxx]

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SCHEDULE B
Key Holders

Key Holder	Residence / Principal Place of Business	Notice Address (Including information for counsel to the Key Holder)

Global Oryx Company Limited	[xxx]	[xxx]

Robert J. Scaringe	[xxx]	[xxx]

Sandy Schwartz	[xxx]	[xxx]

Karen Boone	[xxx]	[xxx]

Peter Krawiec	[xxx]	[xxx]

|US-DOCS\156786274.1||